                                                                                                               Exhibit 12.1

                                                RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the 12-month  periods ending December 31, 2001, 2002 and
2003 and for the six month periods ending June 30, 2004 and 2003 and pro-forma figures for the six months ending June 30, 2004 and
2003.


                                                                              Unaudited Six
                                                                              Months Ended             Year Ended

                                             06/30/04      12/31/03     06/30/04    06/30/03  12/31/03    12/31/02   12/31/01
                                             (Proforma)   (Proforma)
Earnings

Net income (loss)                            77,596         151,939      106,312     228,958   334,812     18,024     212,010
add back:
Share in results from associated
companies                                      -               -            -        (15,538)  (22,098)    10,125     (14,259)

                                             -----------------------------------------------------------------------------------
Pre-tax income from continuing
subsidiaries                                 77,596         151,939      106,312     213,420   312,714     28,149     197,751

add:
Fixed charges                                49,348          78,144       48,929      18,931    35,117     43,062      59,763
Amortisation of capitalised interest           -               -            -           -         -          -           -
Distributed income from equity method
investees                                      -               -            -           -         -          -           -
Share of pre-tax losses of equity
investees for which charges arising from
guarantees are included in fixed charges       -               -            -           -         -          -           -

subtract:
Interest capitalised                           -               -            -           -                    (936)       (871)
Preference dividends of consolidated
subsidiaries                                   -               -            -           -         -          -           -
Minority interest in pre-tax income of
subsidiaries that have not incurred fixed
charges.                                       -               -            -           -         -          -           -

                                            ----------------------------------------------------------------------------------
                                            126,944         230,083       155,241    232,351   347,831     70,275     256,643
                                            ==================================================================================

Fixed Charges

Interest expensed                             42,432         73,553        42,346     18,444    34,098     41,312      58,117
Interest capitalised                                                                    -         -           936         871
Amortisation of debt premiums,
discounts and expenses                         6,916          4,591         6,583        487     1,019        814         775
Interest included in rental expense                                         -           -         -          -           -
Preference dividends of consolidated
subsidiaries                                                                -           -         -          -           -

                                            ----------------------------------------------------------------------------------
                                              49,348         78,144        48,929     18,931    35,117     43,062      59,763
                                            ==================================================================================

                                            ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges              2.57            2.94         3.17      12.27      9.90      1.63        4.29
                                            ----------------------------------------------------------------------------------
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